Exhibit 99.2

Operator

 Good morning, and welcome to Celsius Holdings, Incorporated's Second Quarter 2010 Investor Conference Call. Joining me on the call today is Steve Haley, the Company's Chief Executive Officer, and Geary Cotton, the Chief Financial Officer.

During the course of this conference call we will make forward-looking statements regarding future events and the future performance of the Company. We caution you that such statements reflect our best judgment based on factors currently known to us as of today, August 12, 2010, and that you should not rely on such forward-looking statements since our actual events or results could differ materially as a result of a number of important factors. These factors include general economic and business conditions, trends, the impact of competition, technology and regulations, and other risks and uncertainties discussed in the reports we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements or other information provided during this conference call. In adherence to Regulation FD, the Company has provided information in its second quarter 2010 results press release and this publicly announced conference call. We will not provide any further guidance or updates on our performance during the conference unless we do so in a public forum.

I'd now like to turn the conference over to your host, Steve Haley.

 Steve Haley - Celsius Holdings, Inc. - CEO

 Thanks, Deven, and thank you for joining us for our second quarter 2010 investor conference call. Financial results for our second quarter 2010 were released to the public earlier today in our press release distributed this morning. You can view a copy of this press release at our website at www.celsius.com in the investor section. So in getting started, let me first say that we're pleased with the progress and momentum we are making in executing our plans and with the growth that we are seeing at retail. Reorders from our retailers continue to increase and we continue to add retailers to round out our availability in the larger national chains. We have a lot to cover in this call. Let me first provide a summary of our financial results, and offer a brief perspective on where we are in relation to our overall strategy. Our top-line net revenue grew from $2.3 million in the first quarter of this year to $4.1 million in this second quarter, driven by strong reorders and initial pipeline fill at Wal-Mart. I'll give more insight in the increased reorder volumes and increased consumer sales in a moment.

The process of building a brand can be effectively broken down into four phases. The first phase is to create a unique product that addresses a large consumer need. In the case of a product making claims, you need to get the clinical science to substantiate your claims. The second phase is to get the product into distribution, on store shelves and easily available for purchase. We feel that we have done quite well on these two initial phases. The third phase is to get consumers to buy the product; this is the phase we're in now. The growth of consumer sales gives us confidence that we're doing well in this phase. Toward the end of this third quarter of 2010, our plans call for us to be moving into the fourth phase, where we look for more profitable growth, in other words, fewer promotions and less discounting than was needed in the initial marketing phases. This fourth phase is also where we will work to expand brand offerings while continuing to grow and add distribution channels to accelerate momentum. I'll discuss more about these plans in a few minutes.

Let me first give some highlights of the second quarter and the results of our marketing efforts. Our main focus this quarter was to build awareness to drive trial and consumer sales. As we've discussed on prior calls, the best predictor of brand viability is reorders from retailers and distributors, and even more important is the actual consumer pull-through, or sales at the cash register. Reorder volume case-equivalent shipments to existing distributors and retailers grew 261% this second quarter of 2010 from the same quarter a year ago. Reorder case equivalent volume grew 60% this quarter from the first quarter this year. We get scan data from more than 27,000 retail locations. Actual consumer monthly sales through the cash register grew over 530% between December and June, going from just over 6,000 case equivalents in December to over 40,000 in June. On a same-store basis, which takes out the growth for new distribution, Celsius experienced a 463% increase in actual consumer sales since December. The brand is getting real traction, and this traction is seen throughout all our sales channels. On top of the increased reorder volume and consumer sales growth, we continued to add to our distribution.

During the second quarter, we added 751 Wal-Mart stores out of the total 3,500. We added another 88 Sam's stores on top of the previous 113, for a total of 201 out of their 633 total locations. We also added the Navy commissary stores, and orders from the Army commissary stores continue to grow. At the end of Q2 our estimated All Commodity Volume, or ACV, is just over 44%. ACV is a metric that represents the total annual sales volume of our retailers within the channels of food, drug, club, and mass.

We will also take this opportunity to announce some significant news that we have been working on for quite some time. We have now received our initial purchase orders from Target. This is exciting for us, because the Target consumer is in the bull's eye of our consumer demographic. We will start as Costco, Sam's, and Wal-Mart did, with a smaller subset of stores. Distribution will occur in this third quarter to approximately 220 of their supercenters. Target has a total US store count, by the way, of 1,743. We are also very pleased to announce that we will begin shipments of a special nine-pack to all of the BJ's Club stores in the third quarter.

The main thrust to driving increased consumer sales and retail reorders was an aggressive battery of integrated marketing and promotional campaigns. Throughout the quarter, we repositioned Celsius as the ultimate fitness partner to broaden our target market with a more focused message. The new message is now targeted at the large market of more than 134 million people looking to get in shape and stay in shape. We're targeting our best consumer, who uses Celsius as part of their overall fitness program. We can now better integrate micro-target markets such as moms, college students, fitness professionals, dieters, and young professionals. Positioning Celsius as your ultimate fitness partner also helps us convey a broader array of benefits in various print, radio, and television advertisements.

In Q2, our marketing campaign delivered an estimated 200 million impressions, with our new direct response television and internet banner ads being the most cost-effective. The direct response formatted television ran in May and June on several cable channels, with an estimated 115 million impressions, and we ran radio in 13 key markets for another 20 million impressions. We utilized national men's and women's publications for another 9 million, and we made placements in various trade magazines. In estimating our cost per lead in driving trial, we utilized many different coupon vehicles, formats, and techniques. Our online banner ads, DR television, and the Catalina couponing alone drove over 40,000 single coupons to be downloaded. We continue to push the envelope of digital marketing and we are seeing good progress with such vehicles as our banner ads and other pay-per-click methodologies, and will continue to utilize these to increase awareness and drive the cost per lead down. With the larger retail distribution now in place, all of our marketing elements are coming together to be more effective as an integrated program. Downloads for coupons are higher, the number of unique visitors to our websites continues to increase, and visitors are staying longer at the sites. History has proven that when consumers try Celsius and understand what it is and what it has been proven to do, they will buy it. A significant portion of our sales and marketing expense this quarter was in store samplings, especially at high traffic stores like Costco or Sam's, where we can educate and provide samples to a large number of people in a short amount of time.

We have always utilized large and small events to sample and build awareness. With the help of our national spokesperson, Mario Lopez, we sponsored or participated in several large events such as the NBC National Health Expos in Boston, Chicago, and LA. Mario spoke on the main stage at the events, signed autographs, took pictures, met with reporters, and signed copies of his book, Extra Lean. Mario helped us announce and promote the Ultimate Workout Challenge. We also used a satellite media tour and the release of our sixth study to announce and promote the workout challenge. This challenge, along with the Ultimate Fitness Partner website, is a platform for us to communicate directly with our growing consumer and fan base. The Ultimate Workout Challenge Sweepstakes is a summer campaign intended to generate consumer awareness and incentivize consumers to buy Celsius. The first week of the sweepstakes started with many participants registering and sharing their stories. In addition to the DR television ads we ran in May and June, Celsius was featured in numerous media, including NBC Boston television, the Boston Globe, and the LA Times.

As far as our PR efforts go, our goal is to inspire individuals to upload their own ultimate workouts with fun new topics throughout the summer. If you visit www.ultimatefitnesspartner.com, you will see real consumers telling their stories of how they have used Celsius to positively impact their lives. In many cases, as a result of the campaign, individuals have been interviewed by their local media about how they use and enjoy Celsius, such as Lisa Valentino on CBS in Philadelphia and Jason in Texas on local radio stations and the Houston Chronicle. And our strategy is to accelerate this process to get more of this type of publicity of real consumers getting real results with Celsius. All of us here at Celsius understand that we're here to build an exciting brand and create shareholder value. One of the most rewarding parts of the process is communicating with real people, who give Celsius credit for helping to change their lives. It's heartwarming to hear some of their stories.

I also want to thank anyone on the call today that participated in our recent consumer survey. The information that we've learned from the results plays a big part in many of the decisions that we are making. The study also reconfirmed many of our strategies and decisions. We contacted over 26,000 people and had close to 1,000 responses. Most of the people were current Celsius users. Of the ones that were aware of Celsius but did not currently drink it, over half, or 53%, said the reason for not drinking it was they couldn't find it in the stores they shopped. We need increased distribution, as well as extra help, so people can find it within the stores. In this regard, we've added location within a store to our store locator at Celsius.com. And in ads we're also listing nearby retailers whenever possible. We learned so much about our current Celsius consumer in this survey. We learned that the average age was 46, had income levels of approximately $80,000, and that 43% of our Celsius users drink it before exercising. Also, the average Celsius user exercises between two and five times a week. This information confirms our decision to position Celsius as a fitness drink as well as a calorie burner.

As far as how our consumers became aware of Celsius, we've learned some extremely valuable information. 20% heard about Celsius from a friend. 17% first learned about Celsius from their local news stations doing special news segments on Celsius, or from our television ads. 16% were first aware of Celsius from our home page website, and another 7% from the news stations' websites. 10% was from magazines, 8% from in store signage, and 7% from local sampling events. What the above information tells us is our brand has grown from activities that don't cost a lot of money to advertise. This gives us extreme optimism that when we reduce marketing expenses to more normal levels in Q4 and going forward, we will continue to experience true organic growth on the brand. In regard to why they originally tried Celsius, 82% said because it burns calories, 55%, because it energized their metabolism, and 48%, because of the lasting energy. Another main reason that they continue to drink Celsius is the fact that it is so low in calories. The important takeaway is that calorie-burning is clearly important to consumers. And remember, it has taken us multiple years and millions of dollars to get to a point where we can make these claims. The information from our consumer survey, along with more scan data and retailer history, gives us more confidence in our decisions and our direction. We've grown distribution at a pretty exceptional pace. The last several months and into late this quarter we've been heavily promoting Celsius to drive awareness and trial. Our strategy now calls for us to be able to continue to grow, but gradually lowering discounting and trade promotions to a more normal level.

On the last call, we discussed the concentrated effort to add direct store distribution networks to serve the immediate consumption retailers such as the convenience channel. We recently announced the Coast Network in California, Arizona, and Nevada. This network of over 20 distributors is already carrying Celsius in each of their respective territories.

Now that we have a large contiguous area covered, we can offer the retailers in their area the option of a local direct store distributor who can replenish their shelves directly from the local warehouse. We've also developed special packaging configurations for these distributors to help streamline the sell-in process for the smaller independent retailers. Going into the fourth quarter, we will have generated a significant amount of awareness and trial, and much of our growth will come from new products that will leverage the brand, awareness, and distribution that we have created. In addition to expanding our distribution geographically with the DSD networks, we will be launching a wider array of Celsius versions all based on the MetaPlus technology. Another thing we learned from our consumer survey is that most of our consumers use energy shots. Accordingly, we will be launching a Celsius calorie-burning energy shot that has been studied and clinically validated. We believe that the uniqueness that we offer with an energy shot proven to burn calories can garner significant market share in this large segment of the market. We'll also be launching two new flavors of Celsius. One will be a tea version and the second will be an all natural-flavored drink that is not a tea or carbonated.

As I now turn it over to Geary for more of the details of the numbers, I hope you get a feel for why we are excited about our progress and momentum. Reorders are growing. Consumer sales at the register are increasing. We know more about our target consumers. We have learned which marketing vehicles bring the best return. We're expanding our distribution both in channel breadth as well as geographic depth. We still have a lot of work to do, but real progress is being made. I'll now turn it over to Geary for more of the financial specifics, and then afterward he and I will open it up to your questions. Geary?

Geary Cotton - Celsius Holdings, Inc. - CFO

Thank you, Steve. Net revenue for the three months ended June 30, 2010, increased 252% to $4.1 million from $1.2 million for the comparable quarter in 2009. The quarter this year included a charge to revenue of $904,000 compared to $164,000 last year related to discounts, coupons, slotting allowances, and promotions.

Total case equivalents sold for the three months ended June 30, 2010 increased to 214,000 from 52,000 for the same period last year, a more than fourfold increase. The current quarter included pipeline orders of approximately $1.4 million. This represents 62,000 cases in Q2 2010, as compared to 9,500 cases in the 2009 quarter, a 555% increase. In terms of reorders from existing customers, we shipped 151,000 case equivalents in Q2 of this year as compared to 43,000, a 251% increase.

As we indicated in the earnings press release, gross profit improved to 45.4% in the second quarter, as compared to 35.8% for the first quarter of this year. If you were to look at the product cost as a percentage of gross revenue, the actual cost of goods went down from 42.5% to 34.7%, compared to the first quarter of 2009. This decrease in cost of goods was partially offset by an increase in freight cost. Gross profit margins based on net sales improved from 42% to 45.4%, when comparing the second quarter this year to last year's quarter. Gross margin for the remainder of the year is expected to remain uneven. Our financial model estimates coupon redemptions, which can affect gross margin significantly depending on the success of the various programs. Gross margins can also be affected by pipeline fills. For example $1.4 million in initial orders were shipped in the second quarter of 2010, but no couponing or demo costs were incurred with these initial orders, increasing gross margin.

We still expect gross margins to range from 30% to 50% for the remaining two quarters, as the Company is in an aggressive promotional mode and strategically increasing couponing efforts to induce trial and increase brand awareness and market share, especially in the third quarter. To that end, sales and marketing expenses have increased significantly as our planned sales and marketing campaign goes into full swing. Expenses for the category increased from $1.5 million in the second quarter of 2009 to $3.9 million. Direct advertising increased by $1.1 million, product samplings by over $700,000 -- internet campaign expenses by $235,000. Planned selling and marketing costs are expected to increase in the third quarter and then scale down in the fourth.

General and administrative expenses increased from $449,000 for the second quarter of 2009 to $936,000 for the same period in 2010, an increase of $500,000. This is mainly due to option cost expense increase of $215,000 and increased professional fees of $111,000. Net interest expense remained almost the same. Net loss for the second quarter 2010 was $3 million, compared to $1.4 million in last year's quarter.

Now, let's look at what to expect for the next couple of quarters. We expect to ship approximately the same number of case equivalents in the third quarter as quarter two. Remember we had 62,000 case equivalents in initial pipeline shipments in Q2. We expect the pipeline to new customers to be approximately 25,000 cases in Q3. The offset is that we expect reorder volume to increase by a like amount of the pipeline variance from quarter two to quarter three. Accordingly, we expect gross revenue in Q3 of approximately $5 million. Q3 will have the largest promotional costs of any quarter this year. We expect net offsets to revenue because of promotional expenses of $1.5 to $2 million in Q3. We expect promotional expenses to be approximately $1 million for Q4. All told, we expect $4.5 million to $5 million of promotional expenses in calendar 2010.

Our number one objective this year is to induce trial through a variety of comprehensive trade, as well as consumer marketing campaign. I believe we have been very successful in this regard. However, the trade promotions and coupons reduce net revenue. Accordingly, based on our best estimates at this point in time, we have changed revenue guidance to $15 million to $18 million for the calendar year, with a year-to-date net revenue of $6.4 million through the first half of the year.

Given the anticipated net revenue, the Company was prepared to reduce marketing costs in the third and fourth quarters to maintain sufficient cash going into 2011. However, Carl DeSantis, our largest shareholder, stepped up with a line of credit of $3 million to allow us to continue and actually accelerate the marketing plans in the third quarter.

Assuming a full draw on this facility, we expect to have approximately $2 million available in cash at the end of the year. We anticipate a loss of less than $1 million in the fourth quarter, based on our internal projections at this time. Future capital infusions, if needed, could come from a variety of sources, including an additional secondary offering, private equity offerings, strategic investors, or debt. The availability and cost would depend on the execution of our business plan.

I am extremely excited about the progress of this Company in the short time I have been working here, and look forward to reporting future progress as we move through the remainder of the year.

I will now turn it back to Steve for closing remarks before opening the line for questions.

Steve Haley - Celsius Holdings, Inc. - CEO

Thanks, Geary. Before opening it up for questions, let me once again say, we are excited about the volume growth and what looks like strong consumer acceptance when they understand Celsius and have a chance to try it. In this current quarter, we are still doing some aggressive promotions and seeing positive results. As we move towards Q4, we will be reducing these promotions and getting a better feel for our growth rates without these activities. We see Celsius as being aligned with major consumer trends, and believe we have a strong business model for revenue and margin growth. The team and I are committed to continuing to build upon our momentum and working together to grow the Celsius brand and company, as well as this exciting new category.

With that, we'll open it up for questions. Deven, do we have any questions in the phone queue?

QUESTION AND ANSWER

Operator : Thank you. We will now be conducting a question and answer session.

Our first question comes from the line of Mickey Schleien with Ladenburg Thalmann. Please, proceed with your question.

Mickey Schleien   Good morning. Can you hear me okay?

Steve Haley Yes, fine, Mickey.

Mickey Schleien I have several questions. I'd like to begin with the revised guidance. I'm trying to get a sense of whether the new guidance is related to a lower gross revenue projection, or a higher promotional expense projection versus where we were in the previous quarter.

Steve Haley - Mickey, to answer that question, we decided -- we were seeing great results with the promotions that we were doing. We decided that we would, in the third quarter, really increase our promotional activity. As we indicated, $900,000 was done in the quarter two.

We've actually increased that to $2 million in Q3, of what we expect in the form of the net revenue deductions from couponing, and $1 million in the fourth quarter -- our expectations at this point in time. So, we did increase what we originally had anticipated from those promotional activities.

Mickey Schleien - And that incremental amount is being funded by the additional credit from DeSantis?

Steve Haley - No, the additional credit from DeSantis is funding the marketing expenses that would've had to be scaled down in the third and fourth quarter because of the new revenue projections.

Mickey Schleien Okay. And in terms of case volume, I just wanted to confirm that I heard Geary correctly. It sounded like total volume in 3Q would be similar to 2Q, with practically no pipeline orders and with reorders replacing those 62,000 cases. Is that correct?

Steve Haley   Yes. As you know, we had 62,000 of pipeline in Q2. We estimate in Q3 that we will have 25,000 case pipeline, which will include the BJ's and Target. That difference is offset with the increase in what we expect in reorders from existing customers.

Mickey Schleien   Okay. So, reorders would climb somewhere around 40,000 from the current quarter.

Steve Haley - Yes. That's correct.

Mickey Schleien   Okay, but that's a significant drop-off in the pace of growth of reorders. Right? Because in the first quarter, reorder volume was 89,000 cases and now it's 151,000, and you're implying something around 190,000 for the next quarter. Is that right?

Steve Haley   Yes. I'm using -- if you look at the actual growth of reorders, Mickey, it was 130% in Q2 from Q1 -- or from Q4 of '09 to Q1 was 130% reorder growth. It grew 60% in this quarter, and I'm expecting that to not grow as much.

Mickey Schleien Okay. So, this leads me to ask a bigger-picture question. It sounds like this year you've become more attuned to who's buying the product, and I wanted to understand what that means, from your perspective, in terms of your -- ultimately the target market size, given that now you have a better sense of who's actually buying the product.

Steve Haley   Well, as we've indicated, this is a new category. But people are taking it for reasons of energy. If you look at the energy market alone, we're talking in the billions. Monster does $1.5 billion. I think Red Bull is $4 billion or $5 billion. It's a very large market just in energy. But this is really a pre-work-out, get-healthy, fit -- so it's 134 million people that are looking to get in better shape.

So, we think it's an extremely large market potential. It's very difficult to say at this time, but we're seeing great response from the people that are trying the product.

Mickey Schleien   And then, Steve, what's the response, then, from the competition. You mentioned the new account at Target, which is a great new target. I know that they've carried Enviga in the past. I'm not sure whether they're still carrying Enviga. But, what are guys like Enviga doing to confront your success?

Steve Haley   I don't know if they're doing something to confront the success. Enviga is still on the market and, in fact, I think Target's one of their larger customers. And I believe the IRI data showed at least in the channels -- the main food-drug mass channels, we actually surpassed Enviga this last quarter.

We don't know of any other calorie-burners of any substance coming on the market as of this time. [That doesn't] mean that someone isn't trying to do their clinical studies right now. So, I can't say that there's direct competition coming as of yet. Enviga's growing, but not at the pace we're growing.

Mickey Schleien   Okay. And to confirm, you said you added 85 Sam's stores this quarter on top of the 113 you were already serving?

Steve Haley   Yes, it was 88.

Mickey Schleien   88. And you shipped to the initial 751 Wal-Marts. Right?

Steve Haley   Correct. That's -- the majority of that pipeline Geary's talking about was shipped in Q2.

Mickey Schleien   So, the majority of the 62,000 cases was for Wal-Mart?

Steve Haley   Yes.

Mickey Schleien   Okay. And can you talk to us, then, about your relationship with Coast Brands? What are they doing for you? And an update on your goals to penetrate cooler doors, which I think, personally, is a very important aspect of your growth.

Steve Haley   Yes, Coast is a pretty established organization -- very established organization in the West Coast out there in Nevada, Arizona, and California, and they provide a wonderful service to brands such as ours, in the sense that they help manage and direct a large network of distributors, DSD, or direct store delivery distributors.

By us getting into a network like that, as I mentioned, it gives you immediately a contiguous network of distributors that then offer the DSD option. We started working with them right at the end of Q2, really it was more in July, where they get it into their warehouse and get it on their trucks to go sell primarily to the up-and-down-the-street businesses -- business where customers don't have their own warehousing system.

You mentioned a Wal-Mart or a Costco; those types of customers, we're shipping directly to their own warehouses, who then replenish the stores themselves. The product has to go then from the store -- warehouse to the store and then, hopefully, the store personnel get it out on the shelves.

The DSD model is, one of the distributors is coming in one or more times a week and they survey the shelves and bring it right in from their local warehouse or, many times, just right off their truck. So it's a major step up for us with these types of networks, in that you get a contiguous footprint covered all in one swoop, and that's what you need to get more of the retailers.

If you remember in prior discussions, we've talked about the move -- we went three and a half years trying to cobble together the network of distributors. All it takes is one white space that you don't have covered, and then you might not be able to get the major retailers, such as Publix. We're now going to Publix; we couldn't for years until we switched strategies.

So we switched to go direct. Now we're coming back and adding the DSD, which is major for us because we want to get more of that impulse buy, the immediate consumption buy, which you need to be in those cooler doors.

We're making good progress there. That's where a lot of our growth -- we hope, to come over the next several quarters will be as we get more into that single-serve. It's really quite amazing that we've had the growth we have with just the multi-packs, where someone, to just try Celsius, they're trying it warm. So, we're really excited about that piece.

Mickey Schleien   So the second quarter numbers do not materially reflect cooler door penetration yet?

Steve Haley   No. No, we had some prior distributors, but it's here and there.

Mickey Schleien   Okay. And my last question, what was your operating cash flow in the quarter?

Steve Haley   It was -- the Q, by the way, will be coming out at noon, and it was, for the six months it was $7 million.

Mickey Schleien   (Inaudible)

Steve Haley   Yes. It's cash used in operations -- $7 million in the first six months.

Mickey Schleien   Okay. And you said you thought you would end the year with $2 million in cash. Right?

Steve Haley   That's correct.

Mickey Schleien   Okay. Those are all my questions. Thank you very much for your time this morning.

Steve Haley   Thank you, Mickey.

Geary Cotton - Celsius Holdings, Inc. - CFO

Thanks, Mickey. Deven, any more?

Operator

Thank you. Our next question comes from the line of Michael Prouting with 10K Capital. Please, proceed with your question.

Michael Prouting - 10K Capital - Analyst

Morning, guys, thanks for hosting the call this morning.

Steve Haley   Thanks, Michael.

Michael Prouting   I apologize, I missed part of the call earlier, but I just wanted to make sure I got the numbers right. I believe your guidance for the third quarter was $5 million in net revenue after $2 million in promotional expenses. Do I have that right?

Steve Haley

Yes, it's going to be $5 million to $6 million is the range. It's in between there. And $1.5 million to $2 million would be the promotional expenses. So, that's where we expect the third quarter to be.

Michael Prouting - Okay. And I'm just trying to understand what that implies in terms of the annual guidance that you gave and, I guess, therefore, the implicit guidance for the fourth quarter. I'm just wondering if you can address that.

Steve Haley   Well, in the fourth quarter, if you do the math, you can see that we're looking at somewhere around the $6 million of invoiced revenue with about $1 million to -- and again, that's a range. I do want to say that people have questioned why we're changing guidance. It seems like it's a moving target. And one of the things that we do for our forecast -- the main purpose of our forecast is to determine how much our capital needs are going to be. And it's important to me that if we have a forecast that I'm counting on to determine my cash, I want the stockholders to have that same information. I don't want to have a different model out there. So this is the model that I'm using to determine -- this is my best guess. There's a lot of upside to it. If Wal-Mart or -- a lot of things that can happen, but this is what I'm using to manage the cash going forward.

Michael Prouting Okay, thanks. That's all the questions I had.

Steve Haley   Thank you.

Unidentified Speaker We have a question from the webcast. When will there be a formal announcement about Celsius availability in Wal-Mart?

Steve Haley   When will we announce, you could say, Wal-Mart or any of these large retailers? It's a great question, and sometimes consumers don't realize that the retailers -- most of the larger ones do not allow press releases, especially if you're not in all of their stores. So you won't see a press release -- a formal press release on Wal-Mart and any of these we just announced if they have a policy against it.

Unidentified Speaker  Next question is, has Celsius received any interesting buy-out offers from an entity such as Coke?

Steve Haley   The answer is no.

Unidentified Speaker  And the next question is, when are you going to get analyst coverage? I understand you are trying to grow the Company, but the (inaudible) investors.

Steve Haley   Well, the Company would like to, of course, have as much coverage as possible. I think that the coverage we have is good. And I think that, as we grow, that's going to be a natural evolution. The Company's very small and revenues at this point in time, as we get acknowledged as a real player, and we continue to grow, I think that will come in the future.

Unidentified Speaker  Next question is, could you please give us a feel for how you plan to penetrate the gym and fitness markets? How much of the revenue in Q2 came from this constituency?

Geary Cotton   The gym market is important for us because of the -- it's the center of our target market. People talk a lot there, it's easy for trials there, they can try a single serve many times there, so it's important for that. Volume-wise, the gym market is still immaterial, or small, I would say, compared to the much larger retail of the clubs en masse. How are we penetrating that? Various means of contacting gyms, whether it's directly or telemarketing, as well as a lot of the trade shows. And a lot of the gyms just buy from us through our eCommerce model directly versus through distributors.

Steve Haley   It's an important channel, but not large in material and money.

Unidentified Speaker  When will we see ads of any type that utilize Mario Lopez? Or, has that now gone by the wayside?

Steve Haley   When will we see ads featuring Mario Lopez? He's in many of our ads already. If you look at much of the newspaper we've been doing, newsprint, the FSIs we've done, he's been there center-stage. I'm not sure what you mean.

Unidentified Speaker  The last question we have right now is -- What is the current status of getting distribution into the US Military Exchange and Commissary stores?

Steve Haley   The AAFES is doing very well. NEXCOM and the Navy, we've just added. They've been ordering; we've been shipping. It's still much smaller than the AAFES, which had about a quarter jump on it. We're pretty excited about the military channel.

Unidentified Speaker  And there are no more --

Steve Haley   Deven, do we have any more calls in the queue for the telephonic portion?

Operator We have no further questions at this time.

Steve Haley   All right. Thank you, everybody. It sounds like no more questions. We appreciate you being on the call. It will be archived on the website, and we look forward to announcing and discussing our results and progress in the next call sometime in Q4. Thank you.

Operator  That concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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